UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2005

Cash America International, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-9733	75-2018239

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 West 7th Street, Fort Worth, Texas	76102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 335-1100

(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2005, Cash America Financial Services, Inc. (“CAFSI”), a wholly-owned subsidiary of Cash America International, Inc. (the “Registrant”), established a credit services program (the “Program”), whereby CAFSI will act as a credit services organization (“CSO”) on behalf of consumers in the States of Texas, Florida and Michigan in accordance with applicable state laws. To facilitate the Program, on July 1, 2005, CAFSI entered into substantially similar Administrative Credit Services Agreements (each an “Agreement”) with NCP Finance Limited Partnership, NCP Finance Michigan, LLC, NCP Finance Florida, LLC and Midwest R&S Corporation (collectively, the “Lenders”). Each Agreement is independent of each of the other Agreements and each Agreement governs the respective responsibilities of a particular Lender and CAFSI relating to the origination, funding and servicing of small, short-term consumer loans (“Loans”) through lending locations covered by the Agreement. Each lending location covered by an Agreement is owned and operated by wholly-owned subsidiaries of Registrant. The term of each Agreement is two years, commencing July 1, 2005, subject to the rights of either party to such Agreement to terminate prior to the expiration of the two year term upon the occurrence of events specified in such Agreement. CAFSI’s obligations to each Lender under the applicable Agreement are guaranteed by the Registrant pursuant to a Guaranty in favor of such Lender. Registrant executed each Guaranty on July 1, 2005 and the terms of each Guaranty are substantially similar.

Under each Agreement, the respective Lender is (i) solely responsible for establishing credit and underwriting criteria for its Loans, (ii) making the decision, in its sole discretion, as to whether or not to extend a Loan to an applicant, (iii) extending credit to borrowers and funding each Loan it approves, and (iv) managing its Loan program, subject to CAFSI’s obligations under the applicable Agreement. The per annum interest rate each Lender will charge borrowers under each Loan will be based on the rates permitted under applicable state laws. Each Loan will be made and funded by a Lender only if the Lender elects in its sole discretion to make and fund such Loan.

Under each Agreement, CAFSI agrees to act as a CSO on behalf of consumers in accordance with applicable state laws and will (i) market and promote the Loans and solicit potential borrowers, (ii) provide certain disclosures and agreements to each borrower, (iii) oversee the application process for Loans, solicit applications, and assist borrowers in completing the applications, (iv) transmit applications to the applicable Lender or a third party loan underwriting service, (v) maintain a contract with a third party underwriting service who will receive Loan applications and evaluate the applications using the credit and underwriting criteria established by the applicable Lender, (vi) receive the applicable Lender’s decision concerning loan applications and forward such lending decisions to the applicant, (vii) assist in the disbursement of the Loan proceeds, (viii) service the Loans (including forwarding any Loan payments received by CASFI to the Lender), and (ix) provide other services as may be required under each Agreement. CAFSI’s arrangement with each borrower will be governed by a credit services contract to be executed by CAFSI and each borrower (each a “CSO Contract”). Each Agreement entitles CAFSI to charge the borrower a fee for the credit services CAFSI provides the borrower, and the amount of such fee may be determined solely by CAFSI. CAFSI will not share with any Lender, nor will any Lender accept, any portion of any fee received by CAFSI from borrowers for arranging the Loans and providing other credit services to the borrowers. No Agreement

2

commits a Lender to originate or fund any particular level or number of Loans, and CAFSI has not committed to arrange any particular level or number of applications for Loans for any Lender.

Under each Agreement, CAFSI has agreed that the CSO Contracts executed by CAFSI and each borrower will provide that CAFSI will guarantee, on the borrower’s behalf, such borrower’s payment obligations under its Loan to the applicable Lender. Each Agreement provides that in satisfaction of such guaranty obligation, CAFSI will, on the day a borrower defaults on a Loan, purchase the Loan from the applicable Lender, effective as of the close of business that day, for an amount equal to the then outstanding principal amount of the Loan plus all accrued interest and fees as of that date. Upon CAFSI’s purchase of a Loan, the applicable Lender will assign such Loan to CAFSI without recourse. Each Agreement generally provides that a Loan is in default upon the event of any of the following: (i) the borrower fails to make any payment when due, (ii) the borrower makes any statement or representation in connection with obtaining a Loan which is false, (iii) the borrower fails to keep any promise or agreement that it made to the Lender in any promissory note evidencing a Loan, or (iv) the CSO Contract related to such Loan executed between CAFSI and the borrower is terminated for any reason prior to the Lender receiving payment in full on such Loan.

The foregoing description of the material terms of each Agreement and each Guaranty is subject to the full text of each such document which Registrant will file as Exhibits to Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005.

3

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASH AMERICA INTERNATIONAL, INC.
Date: July 1, 2005	By:	/s/ J. Curtis Linscott
J. Curtis Linscott,
Vice President, General Counsel and Secretary

4